EXHIBIT 99.1

ROCKPORT HEALTHCARE GROUP ANNOUNCES ACQUISITION OF CERTIFIED NETWORK IN FLORIDA AND KENTUCKY

HOUSTON, TX -- JULY 8, 2003 -- Rockport Healthcare Group, Inc., (OTC BB:RPHL), a management company dedicated to developing, operating and managing a network consisting of healthcare providers and medical suppliers that serve employees with work-related injuries and illnesses, today announced that it had signed an agreement to purchase the healthcare provider agreements from Protegrity Services, Inc., a third party administrator (TPA) and managed care organization, that had owned and operated the network for workers' compensation claims.

The acquisition of the Protegrity network will bring the number of providers of Rockport United Network sm to in excess of 300,000 providers nationwide.

"The purchase of this prestigious network supports our goal of becoming the best national network for workers' compensation," stated Mr. Harry M. Neer, President and CEO of Rockport. "We have identified the southeastern part of the U.S. as our target area for expansion in accordance with our business model. Protegrity's certified network in Florida and Kentucky enables us to provide immediate benefit to our current clients and customers while strengthening our marketing position to add new business."

"Protegrity has decided to exit the direct, medical provider contracting and maintenance business simply due to economies of scale requirements. Protegrity has enjoyed our business relationship with Rockport and we believe their dedicated workers' compensation business model platform will add the most value to the providers and to the clients who access the network," stated Gene Roberts, President and CEO of Protegrity Services, Inc.

ABOUT  ROCKPORT  HEALTHCARE  GROUP,  INC.

Based in Houston, Texas, Rockport offers access to one of the most comprehensive healthcare networks at a local, state or national level for its clients while ensuring significant, quantifiable savings that reduce its clients' overall workers' compensation medical costs. Rockport offers one product - access to a healthcare network for treatment of work-related injuries and illnesses. Rockport earns its fees by receiving a percentage of the medical cost savings realized by its clients when an injured employee is referred by them and treated by a Rockport network healthcare provider. Through Rockport's relentless dedication to provide one product (ROCKPORT UNITED NETWORK SM) with the best client and provider service available, Rockport will lead to make a difference in workers' compensation.

For  more information visit Rockport's web site at WWW.ROCKPORTHEALTHCARE.COM or
                                                   --------------------------
contact:
Carl  A.  Chase,  Investor  Relations
(713)  621-9424
E-mail:  investor@rhgnet.com


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